As Filed with the Securities and Exchange Commission on May 1, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCCIDENTAL PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-4035997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 110

Houston, Texas 77046

(Address of principal executive offices, including zip code)

Occidental Petroleum Corporation 2015 Long-Term Incentive Plan

(Full title of the plan)

Marcia E. Backus

Senior Vice President and General Counsel

5 Greenway Plaza, Suite 110

Houston, Texas 77046

(Name and address of agent for service)

(713) 215-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company.)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.20 par value	40,250,000	$79.315	$3,192,428,750	$370,960.22

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock (as defined below) registered hereby pursuant to the Occidental Petroleum Corporation 2015 Long-Term Incentive Plan, as amended from time to time (the “Plan”), is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or any other similar transaction, and this Registration Statement (as defined below) shall also cover any additional shares of Common Stock that may become issuable by reason of any stock split, stock dividend or any other similar transaction pursuant to the adjustment and anti-dilution provisions of the Plan.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on $79.315, which was the average of the high and low sales prices per share of the Common Stock on the New York Stock Exchange on April 28, 2015.

EXPLANATORY NOTE

Occidental Petroleum Corporation (“Occidental”) is filing this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering 40,250,000 shares of common stock, par value $0.20 per share, of Occidental (“Common Stock”) that may be issued under the Plan, which consists of (a) 35,000,000 shares reserved and available for issuance in connection with Awards under the Plan, and (b) an additional 5,250,000 shares, originally subject to awards granted under the Plan or the Occidental Petroleum Corporation 2005 Long-Term Incentive Plan that, following the effective date of the Plan, are forfeited, canceled, terminated, expire or are settled in cash in lieu of shares, that may again become available for grant of awards under the Plan in accordance with the terms and conditions of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to the Plan’s participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Occidental will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Occidental will furnish to the SEC or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Occidental are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

•	Occidental’s Annual Report on Form 10-K for its fiscal year ended December 31, 2014;

•	Occidental’s Current Report on Form 8-K filed on January 29, 2015 (excluding any information deemed furnished and not filed pursuant to Item 2.02 or Item 7.01 of such Current Report on Form 8-K); and

•	The description of the Common Stock contained in the registration statement on Form 8-B dated June 26, 1986 (as amended by Form 8, dated December 22, 1986, Form 8, dated February 3, 1988, Form 8-B/A, dated July 12, 1993, Form 8-B/A, dated March 21, 1994, and Form 8-B/A, dated November 2, 1995 and including any amendment or report filed for the purpose of updating such descriptions subsequent to the date of this Registration Statement).

All documents filed by Occidental with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information deemed furnished and not filed pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Occidental’s Restated Certificate of Incorporation, as amended, provides for the elimination of personal liability of its directors to the full extent permitted by the DGCL. Article VIII of Occidental’s By-laws, as amended, provides that Occidental shall indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their activities in such capacities, if the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Occidental and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the case of an action by or in the right of Occidental, no indemnification will be made in respect of any claim, issue or matter as to which the individual is adjudged to be liable to Occidental, unless and only to the extent a court determines that, in view of all applicable circumstances of the case, such individual is fairly and reasonably entitled to indemnity for such expenses.

Occidental has entered into indemnification agreements with each non-employee director and the chief executive officer providing for additional indemnification. These agreements require Occidental to indemnify these individuals to the fullest extent permitted under the DGCL against liability that may arise by reason of their service to Occidental and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, Occidental has insurance policies that provide liability coverage to directors and officers while acting in such capacities.

The Plan provides that the committee that administers the Plan and all members thereof (including, for these purposes, any individual or committee of individuals to whom the authority of the committee is delegated by Occidental’s Board of Directors) shall not be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction thereunder. Occidental has agreed to indemnify and hold harmless each member of the committee, to the fullest extent permitted by law, with respect to any such action or determination.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.		Description

4.1	—	Restated Certificate of Incorporation of Occidental, dated November 12, 1999, and Certificates of Amendment thereto dated May 5, 2006, May 1, 2009, and May 2, 2014.

4.2	—	Bylaws of Occidental, as amended through May 1, 2015.

4.3*	—	Indenture, dated as of August 18, 2011, between Occidental and The Bank of New York Mellon Trust Company, N.A. (filed as Exhibit 4.1 to the Current Report on Form 8-K of Occidental dated August 15, 2011 (date of earliest event reported), File No. 1-9210).

4.4*	—	Indenture (Senior Debt Securities), dated as of April 1, 1998, between Occidental and The Bank of New York, as Trustee (filed as Exhibit 4 to the Registration Statement on Form S-3 of Occidental, File No. 333-52053).

4.5	—	Occidental Petroleum Corporation 2015 Long-Term Incentive Plan.

5.1	—	Opinion of Vinson & Elkins LLP as to the legality of the shares being registered.

23.1	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	—	Consent of Ryder Scott Company, Independent Petroleum Engineers.

23.3	—	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1 hereto).

24.1	—	Power of Attorney (included on the signature page hereto).

*	Incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Occidental certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on May 1, 2015.

OCCIDENTAL PETROLEUM CORPORATION
(Registrant)

By:	/s/ Stephen I. Chazen
Name:	Stephen I. Chazen
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Stephen I. Chazen and Christopher G. Stavros, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Stephen I. Chazen	President,	May 1, 2015
Stephen I. Chazen	Chief Executive Officer and Director

/s/ Christopher G. Stavros	Senior Vice President and	May 1, 2015
Christopher G. Stavros	Chief Financial Officer

/s/ Jennifer M. Kirk	Vice President, Controller and	May 1, 2015
Jennifer M. Kirk	Principal Accounting Officer

/s/ Spencer Abraham	Director	May 1, 2015
Spencer Abraham

/s/ Howard I. Atkins	Director	May 1, 2015
Howard I. Atkins

/s/ Eugene L. Batchelder	Director	May 1, 2015
Eugene L. Batchelder

/s/ John E. Feick	Director	May 1, 2015
John E. Feick

/s/ Margaret M. Foran	Director	May 1, 2015
Margaret M. Foran

/s/ Carlos M. Gutierrez	Director	May 1, 2015
Carlos M. Gutierrez

/s/ William R. Klesse	Director	May 1, 2015
William R. Klesse

/s/ Avedick B. Poladian	Director	May 1, 2015
Avedick B. Poladian

/s/ Elisse B. Walter	Director	May 1, 2015
Elisse B. Walter

EXHIBIT INDEX

Exhibit No.		Description

4.1	—	Restated Certificate of Incorporation of Occidental, dated November 12, 1999, and Certificates of Amendment thereto dated May 5, 2006, May 1, 2009, and May 2, 2014.

4.2	—	Bylaws of Occidental, as amended through May 1, 2015.

4.3*	—	Indenture, dated as of August 18, 2011, between Occidental and The Bank of New York Mellon Trust Company, N.A. (filed as Exhibit 4.1 to the Current Report on Form 8-K of Occidental dated August 15, 2011 (date of earliest event reported), File No. 1-9210).

4.4*	—	Indenture (Senior Debt Securities), dated as of April 1, 1998, between Occidental and The Bank of New York, as Trustee (filed as Exhibit 4 to the Registration Statement on Form S-3 of Occidental, File No. 333-52053).

4.5	—	Occidental Petroleum Corporation 2015 Long-Term Incentive Plan.

5.1	—	Opinion of Vinson & Elkins LLP as to the legality of the shares being registered.

23.1	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	—	Consent of Ryder Scott Company, Independent Petroleum Engineers.

23.3	—	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1 hereto).

24.1	—	Power of Attorney (included on the signature page hereto).

*	Incorporated herein by reference.